Exhibit (a)(1)(P)

January 29, 2009

We are in the sixth week of the Lattice Semiconductor Corporation Offer to Exchange Certain Outstanding Options for New Options or Restricted Stock Units dated December 22, 2008, as amended on January 5, 2009 (referred to as the “Offer to Exchange”). The offer to exchange your eligible options will expire at 11:59:59 p.m., Eastern Time, on February 3, 2009, unless we extend the offer period.

We are sending this email to you to (i) provide updated examples of the results of the Offer to Exchange based upon the average of closing price of the Company’s common stock over the thirty (30) calendar day period ended January 28, 2009 and application of the updated Black-Scholes valuation model that we have begun using in the new fiscal year for purposes of valuing our equity awards, and (ii) provide you with a spreadsheet that will allow you to calculate an example of the number of new options or restricted stock units that you would be eligible to receive in exchange for your eligible options if the exchange were conducted with the specified exchange ratios. Please note that changes in the average closing price and changes in the variables of the Black-Scholes valuation model for this fiscal year have changed the exchange ratios from those provided to you as prior examples.

The Black-Scholes value of the new options and restricted stock units and eligible options will be calculated as of the expiration date using the average closing price of our common stock over the thirty (30) calendar day period ending on the expiration date. Therefore, the Black-Scholes value of the new options and eligible options will not be known until the expiration date. As the Black-Scholes value will determine the exchange ratios for each of the price ranges identified above, the exchange ratios will also not be known until the expiration date. Therefore, we will be notifying you of the final exchange ratio and providing you with a spreadsheet so you can calculate the number of new options or restricted stock units that you would receive in exchange for your eligible options based on the final exchange ratios on the expiration date.

Eligible options exchanged for new options example.

Assuming that the Black-Scholes value of the new options and eligible options will be determined based on a per share stock price of $1.50, which was the average closing price of our common stock over the thirty (30) calendar day period ending on January 28, 2009, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	New Options for Exchanged Options
$3.91 - $4.99	One (1) new option for every three (3) exchanged options.
$5.00 - $7.49	One (1) new option for every four (4) exchanged options.
$7.50 - $9.99	One (1) new option for every seven and a half (7.50) exchanged options.
Above $10.00	One (1) new option for every ten (10) exchanged options.

Consequently, under this example:

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $4.00, on the award grant date you will receive a new option exercisable for 333 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $6.00, on the award grant date you will receive a new option exercisable for 250 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $9.00, on the award grant date you will receive a new option exercisable for 133 shares.

•	If you exchange an option granted under the 1996 Plan covering 1,000 shares with an exercise price of $11.00, on the award grant date you will receive a new option exercisable for 100 shares

Vesting of new options example.

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $5.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 250 new options. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the new options will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

63 shares will be scheduled to vest on February 3, 2010

16 shares will be scheduled to vest on May 3, 2010

16 shares will be scheduled to vest on August 3, 2010

16 shares will be scheduled to vest on November 3, 2010

16 shares will be scheduled to vest on February 3, 2011

16 shares will be scheduled to vest on May 3, 2011

16 shares will be scheduled to vest on August 3, 2011

16 shares will be scheduled to vest on November 3, 2011

16 shares will be scheduled to vest on February 3, 2012

16 shares will be scheduled to vest on May 3, 2012

16 shares will be scheduled to vest on August 3, 2012

16 shares will be scheduled to vest on November 3, 2012

11 shares will be scheduled to vest on February 3, 2013

Maximum Term in this Example:

The new option will expire no later than February 3, 2016.

New options that do not vest will be forfeited to Lattice.

Eligible options exchanged for restricted stock units example.

Assuming that the Black-Scholes value of the restricted stock units and eligible options will be determined based on a per share stock price of $1.50, which was the average closing price of our common stock over the thirty (30) calendar day period ending on January 28, 2009, the exchange ratios would be as follows:

Per Share Exercise Price of Eligible Option	Restricted Stock Units for Exchanged Options
$3.91 - $4.99	One (1) restricted stock unit for every seven and a quarter (7.25) exchanged options.
$5.00 - $7.49	One (1) restricted stock unit for every thirteen (13) exchanged options.
$7.50 - $9.99	One (1) restricted stock unit for every nineteen and three quarters (19.75) exchanged options.
Above $10.00	One (1) restricted stock unit for every twenty (20) exchanged options.

Consequently, under this example:

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $4.00, on the award grant date you will receive 137 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $6.00, on the award grant date you will receive 76 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $9.00, on the award grant date you will receive 50 restricted stock units.

•	If you exchange an option granted under the 2001 Plan covering 1,000 shares with an exercise price of $11.00, on the award grant date you will receive 50 restricted stock units.

Vesting of restricted stock units example.

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $4.00 per share.

Assume that on February 3, 2009, the eligible employee surrenders the option and assume the applicable exchange ratio entitles the employee to receive 137 restricted stock units. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock units will be as follows:

Vesting Schedule

0 shares will be vested as of February 3, 2009

35 shares will be scheduled to vest on February 3, 2010

9 shares will be scheduled to vest on May 3, 2010

9 shares will be scheduled to vest on August 3, 2010

9 shares will be scheduled to vest on November 3, 2010

9 shares will be scheduled to vest on February 3, 2011

9 shares will be scheduled to vest on May 3, 2011

9 shares will be scheduled to vest on August 3, 2011

9 shares will be scheduled to vest on November 3, 2011

9 shares will be scheduled to vest on February 3, 2012

9 shares will be scheduled to vest on May 3, 2012

9 shares will be scheduled to vest on August 3, 2012

9 shares will be scheduled to vest on November 3, 2012

3 shares will be scheduled to vest on February 3, 2013

Restricted stock units that do not vest will be forfeited to Lattice.

If you have questions about the Offer to Exchange, you may direct them to:

Suzanne L. Bishop

Bishop Consulting, LLC

6107 SW Murray Blvd., #271

Beaverton, OR 97008

Phone: (503) 372-5761

E-mail: stockadmin@latticesemi.com

This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Byron Milstead, dated December 22, 2008; (3) the election form; and (4) the withdrawal form. You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Byron Milstead